Exhibit 12.1 - Statement of Computation of Ratios

STATEMENT RE: COMPUTATION OF RATIOS


                                                                  Year Ended
                                                                    June 30
                                                  ------------------------------------------

                                                      2002           2001          2000
Earnings:
Income (loss) from continuing operations
   before income taxes                            $ 1,557,903   ($  293,169)   ($4,701,285)
Add:
Fixed charges as calculated below                     254,029       114,852      1,311,373
                                                  -----------   -----------    -----------
Adjusted income (loss)                            $ 1,811,932   ($  178,317)   ($3,389,912)
                                                  ===========   ===========    ===========



Fixed charges:
Interest on indebtedness                          $   167,474   $    35,157    $   117,039
Amortization of debt discount                          86,555        79,695      1,194,334
                                                  -----------   -----------    -----------
Fixed charges, for computation purposes           $   254,029   $   114,852    $ 1,311,373
                                                  -----------   -----------    -----------
Ratio of earnings (deficiency) to fixed charges          7.13         (1.55)         (2.59)
                                                  ===========   ===========    ===========
